EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-92725, 333-130791 and 333-166780 on Form S-8 of Kentucky Bancshares, Inc. of our report dated March 3, 2021 relating to the financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Crowe LLP

Louisville, KY.

March 3, 2021